Exhibit (a)(5)(iii) – Press Release

Federated Investors’ Closed-End Municipal Funds Declare Monthly Dividends

(PITTSBURGH, Pa., Aug. 10, 2017) -- Federated Premier Municipal Income Fund (NYSE: FMN) and Federated Premier Intermediate Municipal Income Fund (NYSE: FPT) have declared their monthly dividends. The funds seek to provide investors with current dividend income that is exempt from regular federal income tax. In addition, these funds feature income exempt from the federal alternative minimum tax (AMT).

Record Date:	Aug. 23, 2017
Ex-Dividend Date:	Aug. 21, 2017
Payable Date:	Sept. 1, 2017
Tax-Free Dividends Per Share
	Closed-End Funds	Amount	Change From Previous Month
FMN	Federated Premier Municipal Income Fund	$ 0.0610	$ --
FPT	Federated Premier Intermediate Municipal Income Fund	$ 0.0450	$ --

Investors can view additional portfolio information in the Products section of FederatedInvestors.com.

On July 14, 2017, FPT commenced a tender offer for up to 20 percent of its outstanding common shares at a price equal to 98 percent of its net asset value per share in U.S. dollars as determined as of the end of regular trading on the NYSE on the day the tender offer expires. The tender offer is currently expected to expire on Aug. 11, 2017. Questions about the tender offer can be directed to the Georgeson LLC, the information agent for the tender offer, toll free at (866) 856-6388.

The Boards of Trustees for FPT and FMN, upon the recommendation of the Funds’ investment adviser Federated Investment Management Company, have approved FPT reorganizing with and into FMN in what is expected to be a tax-free transaction. Implementing the reorganization also requires the approval of FPT’s and FMN’s shareholders and, if so approved, is currently anticipated to occur during the fourth quarter of 2017.

Federated Investors, Inc. (NYSE: FII) is one of the largest investment managers in the United States, managing $360.4 billion in assets as of June 30, 2017. With 122 funds, as well as a variety of separately managed account options, Federated provides comprehensive investment management worldwide to more than 8,500 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.

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This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of FPT or FMN. FPT has commenced the tender offer mentioned in this press release pursuant to an offer to purchase, a related letter of transmittal and other documents that have been filed with the Securities and Exchange Commission (the SEC) as exhibits to a tender offer statement on Schedule TO and are available free of charge at the SEC’s website at www.sec.gov.

This press release mentions a reorganization, which, if approved by shareholders, would be conducted pursuant to an agreement and plan of reorganization that will be included in a registration statement to be filed by FMN (the Registration Statement). The Registration Statement has yet to be filed with the SEC. After the Registration Statement is filed with the SEC, it may be amended or withdrawn until the Registration Statement is declared effective by the SEC. A joint proxy statement/prospectus to be included in the Registration Statement will not be distributed to shareholders of FPT and FMN unless and until the Registration Statement is declared effective by the SEC. The joint proxy statement/prospectus will contain information with respect to the investment objectives, risks, charges and expenses of the funds and other important information about FPT and FMN. The joint proxy statement/prospectus will constitute neither an offer to sell securities, nor will it constitute a solicitation of an offer to buy securities, in any state where such offer or sale is not permitted.

Shareholders should read the offer to purchase and tender offer statement on Schedule TO and related exhibits that have been filed with the SEC and are available as they contain important information about the tender offer. Shareholders should read any Registration Statement and joint proxy statement/prospectus if and when those documents are filed and become available as they would contain important information about the proposed reorganization. Investors should consider the investment objectives, risks, charges and expenses of FPT and FMN carefully.

Certain statements made in this press release, such as those related to the tender offer and reorganization, are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to: market developments; legal and regulatory developments; and other additional risks and uncertainties. As a result, none of the investment advisor, the fund or any other person assumes responsibility for the accuracy and completeness of such statements in the future.

MEDIA:	MEDIA:
Ed Costello 412-288-7538	Meghan McAndrew 412-288-8103